EXHIBIT 10.v

                             MODIFICATION AGREEMENT

         Modification Agreement made as of December 4th, 1998 by and among Sea-Comm, Limited ("Sea-Comm"), a Liberian corporation, Commodore Holdings, Limited ("CHL"), a Bermuda Company, Seawise Foundation, Inc. ("Seawise"), a Liberian corporation, New Commodore Cruise Lines Limited ("NCCLL"), a Bermuda corporation, World Explorer Cruises, Inc. (formerly, World Explorer Cruises and Tours, Inc.) ("WEC"), a California corporation, and Hemisphere Cruises and Tours, Inc. ("HCT"), a Liberian corporation, and Azure Investments, Inc. ("Azure"), a Panamanian corporation.

         WHEREAS, CHL, Seawise and Sea-Comm entered into that certain Agreement dated October 30, 1995 (the "Shareholders Agreement") pursuant to which CHL and Seawise have agreed on arrangements for the charter and operation of the Panamanian flag vessel UNIVERSE EXPLORER (the "Vessel").

         WHEREAS, pursuant to the Shareholders Agreement, NCCLL and Sea-Comm entered into that certain time charter dated October 30, 1995 (the "Time Charter") providing for the time charter of the Vessel by Sea-Comm;

         WHEREAS, pursuant to the Shareholders Agreement, Sea-Comm and Seawise entered into that certain space charter dated October 30, 1995 (the "Space Charter"), providing for the space chartering of passenger cabins and selected cruise facilities by Seawise in connection with the Semester-at-Sea program (the "SAS Program"), as more particularly described in the Space Charter, conducted by the Institute for Shipboard Education ("ISE");

         WHEREAS, pursuant to the Shareholders Agreement, WEC, HCT, Seawise and Sea-Comm entered into an Assignment, Assumption and Substitution Agreement which amends the Alaska Cruise Agreement dated January 1, 1986 (the "Alaska Cruise Agreement") among WEC,


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HCT and Seawise to provide that Sea-Comm shall perform the obligations of
Seawise under the Alaska Cruise Agreement;

         WHEREAS, the parties have from time to time entered into certain oral and written agreements which in some instances call for the modification or amendment of the Operative Documents.

         WHEREAS, the parties desire to modify their arrangements under the Shareholders Agreement, the Time Charter and the Space Charter (collectively referred to herein as the "Operative Agreements"); and

         WHEREAS, the parties have agreed to arrange for the financing and completion of (i) the installation of a sprinkler system onboard the Vessel (the "Sprinkler Installation") to be completed between the end of the SAS Program 1998 Fall Semester Voyage and the scheduled commencement of the 1999 Spring Semester Voyage, i.e., between on or about December 20, 1998 and February 16, 1999 (the "Installation Period"); and (ii) for the funding and treatment of certain off-hire and associated costs (the "Associated Costs") in connection with the Sprinkler Installation and Installation Period as "Capital Expenditures" as defined in the Shareholders Agreement and Seawise, Sea-Comm and NCCLL have agreed to facilitate the foregoing; and

         WHEREAS, Azure is the registered owner of the Vessel and desires to facilitate the financing of the Sprinkler Installation and the Associated Costs.

         NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. All capitalized terms in this Modification Agreement, unless otherwise indicated, shall have the same meaning as set out in the Operative Agreements.

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         2. During the Installation Period, NCCLL shall cause the Sprinkler
Installation to be completed on the Vessel in compliance with the International Convention for the Safety of Life at Sea, 1974, as amended by the 1992 Amendments. The Installation Period shall be considered an "Off-hire Period" for purposes of the payment of the Time Charter Hire under Clause 3(a) of the Time Charter. However, during the Installation Period no "Advances" shall be payable or accrue under such Clause 3(a).

         3. Commencing with the expiration of V Ship's existing Management Agreement with NCCLL, approximately one year hence, Seawise shall have the right to nominate the manager of the hotel department, which manager may be Mariser, subject to approval by KeyCorp. Seawise's right to nominate a manager shall be subject however to the limitation that the hotel department budget under such managers shall not exceed the budget agreed with NCCLL in the preceding year plus any reasonable adjustments as shall be agreed between Seawise and NCCLL.

         4. The parties have noted that the Berth Guarantee, as provided in
Article 4.7 of the Shareholders Agreement and as modified by certain understandings among Seawise, Sea-Comm, and NCCLL will expire at the end of the 1998 Fall Semester Voyage. The parties desire to provide a new form of Berth Guarantee for the remaining term commencing with the 1999 Spring Semester Voyage and to accordingly provide for the utilization of the eighty-seven (87) adult passenger cabins reserved to Sea-Comm on SAS Program Voyages ("Adult Cabins") whereby the following would occur:

                  a. Seawise shall guaranty to Sea-Comm, by means of a lump sum "Berth Guarantee" to arrange at Seawise's own cost, risk and expense, for bookings of and the utilization of the Adult Cabins on SAS Program Voyages as further herein provided;

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                  b. Seawise shall pay to the ISE, without recourse to Sea-Comm, any commissions and fees for shipboard programs for which Sea-Comm is responsible in respect of the Adult Cabins under Section 2b) of the Space Charter;

                  c. Seawise shall have the sole right and discretion to allocate the utilization of the Adult Cabins on SAS Program Voyages, any provision of Section 2c) of the Space Charter notwithstanding; and

                  d. So long as Sea-Comm shall receive the Passenger Guarantee Amount, Sea-Comm shall waive its right under Section 10(a) of the Space Charter to receive a ten percent (10%) commission on all adult passengers.

         In order to effectuate the foregoing, Article 4.7 of the Shareholders Agreement shall be amended with effect from January 14, 1999, as follows:

                  4.7. BERTH GUARANTEE. Notwithstanding any other term of the Space Charter to the contrary, Space Charterer (Seawise) shall arrange, at its own cost, risk and expense, for bookings of and the utilization of eighty-seven (87) cabins by adult passengers ("Adult Cabins") on the SAS Program voyages for the years 1999 through 2005. For years 1999 and 2000, Seawise shall guaranty to Disponent Owner (Sea-Comm) a lump sum payment ("Berth Guarantee") of $1,500,000 per semester of which $80,000 shall be allocated toward the cost of procuring food for adult passengers aboard the Vessel during SAS Program voyages for each such semester. The Berth Guarantee, inclusive of $80,000 per semester for food costs, shall be $1,650,000 per semester for years 2001 and 2002, and $1,732,500 per semester for each of years 2003 through 2005. The Berth Guarantee shall be payable by Space Charterer in advance in semi-monthly installments together with payment of the Space Charter Hire under the Space Charter. Nothing contained in this Article 4.7 shall affect the continuing obligation of Sea-Comm to bear twenty-four percent (24%) of the Daily Operating Cost of the Vessel at any time that this Berth Guarantee shall remain in effect. Irrespective of the revenue received from the utilization of the Adult Cabins, the amount of the Berth Guarantee shall not vary except as otherwise provided in this Article 4.7.

         5. As a condition of the performance of this Modification Agreement, the parties shall enter into a subordination and non-disturbance agreement (the "Non-Disturbance Agreement") with KeyCorp Leasing, a division of Key Corporate Capital, Inc. ("KeyCorp").



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The Non-Disturbance Agreement provides that KeyCorp, as lender, will forbear from taking certain actions with respect to the continued use of the Vessel by Seawise, should there be a default under the "Loan Documents" as defined in the Non-Disturbance Agreement, conditioned on Seawise's exercise of certain options set out in Section 6 thereof ("Section 6 Options"). Within sixty (60) date hereof, and in consideration of the execution and performance by Seawise of this Modification Agreement and the Non-Disturbance Agreement, each of NCCLL, Sea-Comm, and Azure shall execute and deliver to Seawise such documents, instruments and waivers, within such sixty (60) day period and from time to time thereafter, as may reasonably be required for Seawise to be able to exercise any of the Section 6 Options and/or to enjoy the benefits of the Section 6 Options including but not limited to Azure's agreement to transfer its ownership interest in the Vessel to Seawise or its nominee upon Seawise's exercise of Option 6(b). In order to accommodate the request of KeyCorp in connection with the Non-Disturbance Agreement, Sea-Comm and NCCLL agree that Clause 2 of the Time Charter shall be amended to delete the Bahamas as a place of redelivery of the Vessel.

         6. Except as provided for in this Modification Agreement, all other terms and conditions of the Operative Agreements shall remain unchanged and shall remain in full force and effect including but not limited to the amount of the current "Hypothetical Mortgage" as defined in Annex A of the Time Charter and Section 6(d) of the Space Charter. In the event that this Modification Agreement is terminated for any reason, the Operative Agreements shall continue to have full force and effect pursuant to their terms as originally drafted and until terminated in accordance with such terms. This Modification Agreement may be amended or modified only by written agreement duly executed by all of the parties hereto. In the event of

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any conflict between any of the terms of this Modification Agreement and the
Operative Documents, the terms hereof shall govern.

         7. Each of Sea-Comm, Seawise, CHL and NCCLL shall procure any and all consents, waivers and accommodations required for each such party to enter into and perform its obligations under this Modification Agreement.

         8. This Modification Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the matters hereinabove set forth.

         9. This Modification Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

         10. All notices, requests, demands and other communications under this Modification Agreement shall be given to or made upon the parties by personal delivery, courier, certified mail or telefax, or in any other manner agreed by the parties hereto in writing at the following addresses:

                 If to Sea-Comm:

                           Sea-Comm, Ltd.
                           c/o Commodore Holdings, Limited
                           4000 Hollywood Blvd., Suite #385-S,
                           Hollywood, Florida 33021
                           Fax No.: (954) 967-2147

                  If to CHL:

                           Commodore Holdings, Limited
                           4000 Hollywood Blvd., Suite #385-S
                           Hollywood, FL 33021
                           Fax No.: (954) 967-2147

                  If to NCCLL:

                           New Commodore Cruise Lines Limited
                           c/o Commodore Holdings, Limited



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                           4000 Hollywood Blvd., Suite #385-S
                           Hollywood, FL 33021
                           Fax No.: (954) 967-2147

                  If to Seawise:

                           Seawise Foundation, Inc.
                           29th Floor, Harbour Centre
                           25 Harbour Road
                           Wanchai, Hong Kong
                           Fax No.: 011 852 2511 1550

                  With a copy to:

                           Mariser, Inc.
                           555 Montgomery Street, Suite 1412
                           San Francisco, CA 94111-2544
                           Fax No.: (415) 616-8982

                  If to WEC and/or HCT:

                           c/o World Explorer Cruises, Inc.
                           555 Montgomery Street
                           San Francisco, CA 94111
                           Fax No.: (415) 391-1145

                  If to Azure:

                           c/o Commodore Holdings Limited
                           4000 Hollywood Boulevard, Suite 385-S
                           Hollywood, FL  33021
                           Fax No.:  (954) 967-2147

         All such notices, requests, demands and other communications shall become effective on the date received by the receiving party. Any party hereto may change his or its address for the receipt of notice, by notice in writing given as provided herein to the other parties hereto.

         11. This Modification Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement, and any party may execute this Modification Agreement by signing one or more counterparts. This instrument is not intended to have any legal effect whatsoever, or to be a


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legally binding agreement, or any evidence thereof, until it has been signed by all of the parties hereto.

         12. The parties hereto shall execute such additional documents and take such actions as may be necessary to carry out the terms of this Modification Agreement and the transactions contemplated hereby.

         13. If any provision of this Modification Agreement shall be invalid or unenforceable for any reason, the remainder of this Modification Agreement shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         14. This Modification Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party hereto may assign any of its rights or obligations hereunder to any person without the prior written consent of the other parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Modification Agreement as of the date and year first hereinabove written.

SEA-COMM, LTD.                          SEAWISE FOUNDATION, INC.

By:/S/ FREDERICK A. MAYER               By: /S/ K.Y. TANG
   ------------------------------           -------------------------
Title: PRESIDENT                        Title: ATTORNEY-IN-FACT

COMMODORE HOLDINGS LIMITED              NEW COMMODORE CRUISE
                                        LINES LIMITED

By: /S/ FREDERICK A. MAYER              By: /S/ FREDERICK A. MAYER
   ------------------------------           -------------------------
Title: VICE CHAIRMAN OF THE BOARD       Title: CHAIRMAN OF THE BOARD



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WORLD EXPLORER CRUISES, INC.            HEMISPHERE CRUISES AND
                                        TOURS, INC.

By: /S/ K.Y. TANG                       By: /S/ K.Y. TANG
   ------------------------------           -------------------------
Title: ATTORNEY-IN-FACT                 Title: ATTORNEY-IN-FACT

AZURE INVESTMENTS, INC.

By: /S/ FREDERICK A. MAYER
   ------------------------------
Title: ATTORNEY-IN-FACT

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